SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AXION POWER INTERNATIONAL, INC.
(A Delaware Corporation)

3601 Clover Lane, New Castle PA 16105
(724) 654-9300

NOTICE OF THE
ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of AXION POWER INTERNATIONAL, INC. (the “Company”):

The Axion Power International, Inc. Annual Meeting of Stockholders (the “annual meeting”) will be held on Wednesday, November 12, 2008, at New Castle Country Club, 511 Country Club Drive, New Castle PA. at 11:00 AM, for the following purposes:

1.	To elect five directors to serve until the expiration of their terms and thereafter until their successors have been duly elected and qualified;
2.	To ratify the selection of Rotenberg & Co. LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;
3.	To authorize an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized shares of common stock by 50,000,000 shares from 50,000,000 to 100,000,000; and
4.	To transact such other business as may be properly brought before the annual meeting and any adjournment or postponement thereof.

Any action on the items of business described above may be considered at the time and on the date specified above or at any other time and date to which the annual meeting may be properly adjourned or postponed.

Holders of record of the Company’s common stock at the close of business on Wednesday, October 1, 2008 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting. If your shares are held through an intermediary such as a broker or bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

A list of stockholders entitled to vote will be available at the meeting and during ordinary business hours for ten (10) days prior to the meeting at our corporate offices, 3601 Clover Lane, New Castle, Pennsylvania 16105, for examination by any stockholder who is a stockholder as of the Record Date for any legally valid purpose related to the meeting.

We encourage you to take an active role in the affairs of your company by either attending the meeting in person or by executing and returning the enclosed proxy card.

By Order of the Board of Directors, /s/ Thomas Granville THOMAS GRANVILLE Chief Executive Officer [DATE]

To ensure your representation at the annual meeting, please fill in, sign, date and return the attached proxy using the enclosed addressed envelope. By returning the enclosed proxy, you will not affect your right to revoke doing so in writing or to cast your vote in person should you later decide to attend the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, November 12, 2008: The Proxy Statement and Annual Report on Form 10-KSB for the year ended December 31, 2007 are available at www.axionpower.com.

AXION POWER INTERNATIONAL, INC.

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

November 12, 2008

The enclosed proxy is solicited by the board of directors (the “board”) of Axion Power International, Inc., a Delaware corporation (“we,” “our” or “us”) for use in voting at the 2008 Annual Meeting of Stockholders (the “annual meeting”) to be held, on Thursday, November 12, 2008, at 11:00 AM and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about October 15, 2008.

Proxy Solicitation and Voting Information

We are paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE WE HAVE ENCLOSED FOR YOUR CONVENIENCE. PLEASE READ THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS.

Who May Vote?

If you were a stockholder on our records at the close of business on October 1, 2008, you may vote at the annual meeting. On that day, there were [26,414,437] shares of common stock, [718,997] shares of Series A Preferred Stock and [137,500] shares of Senior Preferred Stock issued and outstanding.

If your shares are held through an intermediary such as a broker or a bank, you will not be entitled to vote at the meeting unless you present a proxy signed by the intermediary that entitles you to vote in person. To simplify the voting process, the board of directors asks all stockholders who hold shares through intermediaries to complete the proxy card and vote through the intermediary, even if they intend to attend the meeting in person.

How Many Votes Do I Have?

Holders of common stock are entitled to cast one vote for each share held by them on the record date. Holders of Series A Preferred Stock and Senior Preferred Stock will vote on an “as if converted basis,” which means that holders of Series A Preferred Stock are entitled to cast 10.59 votes for each share held by them on the record date and holders of Senior Preferred Stock are entitled to cast 7.89 votes for each share held by them on the record date. Our Certificate of Incorporation and By-Laws do not provide for cumulative voting. The board requests your proxy to insure that your shares will count toward a quorum and be voted at the annual meeting.

How May I Vote?

In order to vote, you must either designate a proxy to vote on your behalf or attend the annual meeting and vote your shares in person. Stockholders who hold shares through intermediaries should complete, sign, date and return their proxy cards in the postage-paid envelope provided.

How Will The Board Vote My Proxy?

A properly executed proxy received by our secretary prior to the meeting, and not revoked, will be voted as directed by the stockholder. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the board. If you provide no specific direction, your shares will be voted FOR the election of the directors nominated by the board, FOR the ratification of the selection of Rotenberg & Co., LLP, as our independent registered public accounting firm and FOR the amendment to our Certificate of Incorporation to increase our authorized shares of common stock by 50,000,000 shares from 50,000,000 to 100,000,000 shares. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy.

How Can I Revoke My Proxy?

If you hold our shares in registered form, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•	Sending a written revocation of your proxy to our secretary, which must be received by us before the annual meeting commences;

•	Transmitting a proxy by mail at a later date than your prior proxy, which must be received by us before the annual meeting commences; or

•	Attending the annual meeting and voting in person or by proxy.

If you hold your shares through a broker or other intermediary, you will need to contact your intermediary if you wish to revoke your proxy.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold our shares in a broker, bank or other nominee account, you are a “beneficial owner” of shares that are registered in “street name.” In order to vote your shares, you must give voting instructions to the bank, broker or other intermediary that serves as the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. If a beneficial owner fails to instruct a broker or other nominee, his shares will not be voted on any matter other than the election of directors. The shares will, however, be voted by brokers and other nominee holders for the election of the directors nominated by the board.

How Does Class Voting For Directors Work?

Holders of common stock and our Series A Preferred Stock, voting together as a class (on an as-converted basis), are entitled to elect four members of our board at the 2008 Annual Meeting. Holders of our Senior Preferred Stock are entitled to elect one member of our board at the 2008 Annual Meeting. With respect to all other matters submitted for consideration at the meeting, the holders of common stock, Series A Preferred Stock and Senior Preferred Stock will vote collectively as a single class.

Required Quorum

Our By-Laws specify that the holders of a majority of our outstanding shares entitled to vote will constitute a quorum for purposes of the meeting. This provision will require the holders of at least [13,207,219] shares of our common stock, [359,499] shares of our Series A Preferred Stock and [68,751] shares of our Senior Preferred Stock to be represented at the annual meeting in person or by proxy.

Required Vote

With respect to the various proposals included in this Proxy Statement:

•
A plurality of the votes cast by holders of common stock, Series A Preferred Stock and Senior Preferred Stock, as applicable, are required for the election of five members of our board of directors so that the five individuals who receive the highest number of votes cast by holders of our common stock and Series A Preferred Stock, voting together as a single class for the election of four members of our board of directors, or our Senior Preferred Stock, voting together for the election of one member of our board of directors, will be elected;

•	The affirmative vote of a majority of the votes cast is required to ratify the selection of Rotenberg & Co., LLP, as our independent registered public accounting firm; and

•
The affirmative vote of a majority of all outstanding shares entitled to vote and a majority of the outstanding shares of common stock, Series A Preferred Stock and Senior Preferred Stock, each voting separately as a class is required to approve the amendment to our Certificate of Incorporation.

Any vote that is characterized as an abstention is not counted as a vote cast. Broker non-votes that relate to shares held for the benefit of beneficial owners who do not provide voting instructions are not counted as votes cast. Abstentions and broker non-votes are, however, considered as shares present at the meeting for purposes of determining the presence of a quorum.

We are not aware of any business that will be presented for consideration at the meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-KSB for the year ended December 31, 2007 is being furnished to each Stockholder with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On October 1, 2008, the record date for the annual meeting. we had [26,414,437] shares of common stock, [137,500] shares of Senior Preferred Stock and [718,997] shares of Series A Preferred Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of October 1, 2008, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Securities and Exchange Commission (the “Commission”) rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of October 1, 2008 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Common Stock	Preferred Conversion (1)	Warrant & Options (2)	Combined Ownership	Percentage
Quercus Trust (5) 1835 Newport Blvd A109 - PMB 467 Cosa Mesa, CA 92627	8,571,429	—	10,000,000	18,571,429	51.0%

Trust for the Benefit of the Stockholders of Mega-C Power Corp (6) c/o Cecilia L Rosenauer Ltd 510 W Plumb Lane Suite A Reno NV 89509	4,700,000	—	—	4,700,000	17.8%

Fursa Master Global Event Driven Fund LP 200 Park Avenue, 54th Floor (7) New York, New York 10166 William F. Harley III	—	2,096,643	—	2,096,643	7.4%

Merriman Curhan Ford 600 California St, 9th Floor San Francisco CA 94108	—	—	1,485,714	1,485,714	5.3%

Directors and Named Executive Officers:

Averill, Robert	1,396,353	1,672,536	1,247,006	4,315,895	14.7%

Glenn Patterson	1,117,030	1,288,741	592,015	2,997,786	10.6%

Petersen, John (4)	217,500	1,086,766	369,900	1,674,166	6.0%

Granville, Tom	421,300	209,664	597,200	1,228,164	4.5%

Filipenko, Igor (3)	785,900	336,285	83,459	1,205,644	4.5%

Buiel, Edward	31,000	—	135,000	166,000	*

Hillier, Donald T.	—	—	15,000	15,000	*

Conway, Andrew C., Jr	—	—	120,000	120,000	*

Wainwright, Walker	—	—	40,000	40,000	*

Schmidt, Howard	—	—	23,000	23,000	*

Hirschman, Stan	—	—	20,000	20,000	*

Nelson , Robert	10,000	—	45,000	55,000	*

Kishinevsky, Michael	—	—	15,000	15,000	*

Directors and officers as a group (13 persons)

* Less than 1%	3,979,083	4,593,992	3,302,580	11,875,655	34.6%

(1)	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder.
(2)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholder that are presently exercisable or will become exercisable within 60 days.
(3)
Includes 982,526 shares held by Dr. Igor Filipenko and 223,116 shares held by his wife, including 175,000 shares of common stock and 48,116 shares issuable upon the conversion of 6,100 shares of preferred stock.

(4)
Includes 13,000 shares of common stock held by Mr. Petersen, 4,500 shares of common stock held by Mr. Petersen’s wife, and 200,000 shares of common stock deposited in a segregated account at Credit Suisse as collateral security for a second mortgage on Mr. Petersen’s principal residence.

(5)	The trustees of The Quercus Trust are Mr. David Gelbaum and Ms. Monica Chavez Gelbaum, each with shared voting and dispositive power over the shares held by this trust.
(6)	Mr. Jeff Hartman is the current trustee of the Trust for the Benefit of the Stockholders of Mega-C Power Corporation with sole voting and dispositive power over the shares held by this trust.
(7)	Mr. William F. Harley, III is the Chief Investment Manager for Fursa Global Event Driven Fund, and in this capacity, he has sole voting and dispositive power over the shares held by Fursa.

PROPOSAL ONE

ELECTION OF DIRECTORS

The following table identifies the individuals who have been nominated to serve as directors; specifies the class of stockholders who will be entitled to vote with respect to their election and specifies the annual meeting when their new term as a member of the board will expire. Due to the fact that an annual meeting of stockholders was not held in either 2006 or 2007, directors elected at either our 2004 or 2005 annual meeting of stockholders have continued to hold their positions since being elected with the exception of Mr. Walker Wainwright who was appointed to fill the vacancy on the board created by the resignation of Mr. John Petersen in January 2007.

Director Nominees

Name	To Be Elected By	Term Expires (If Elected)
Dr. Igor Filipenko, M.D.	Common Stockholders	2010
Robert G. Averill	Common Stockholders	2010
Thomas Granville	Common Stockholders	2010
Michael Kishinevsky	Common Stockholders	2011
Dr. Howard K. Schmidt, Ph.D.	Senior Preferred Stockholders	2011

If a nominee becomes unable to serve, the proxies will vote for a board-designated substitute. The board has no reason to believe that any nominee will be unable to serve.

Voting on Director Nominees

A plurality of the votes cast by the holders of our common stock and Series A Preferred Stock (voting on an as-converted basis) is required for the election of Dr. Filipenko and Messrs. Averill and Granville for terms of two years, and Mr. Kishinevsky for a term of three years.

A plurality of the votes cast by the holders of our Senior Preferred Stock is required for the election of Dr. Schmidt for a term of three years.

If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares for the election of the nominees identified above unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If your shares are held in a brokerage account, your broker will vote your shares for the election of all nominees to be elected by your applicable class unless you provide specific instructions to your broker to the contrary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Biographies of Directors and Director Nominees

The following biographies for our directors and director nominees include their recent employment, other directorships, education, year in which each joined the board and age as of the date of this Proxy Statement. See "Principal Stockholders" above for information regarding the number and percentage of shares of our Common Stock beneficially owned by each nominee as of October 1, 2008

Director Nominees

Dr. Igor Filipenko, M.D., 43, standing for reelection, has served on our board of directors since February 2004. Dr. Filipenko was a founder of C&T, the original developer of the e3 Supercell technology (which we now refer to as PbC technology). In addition to his duties as president of C&T, Dr. Filipenko is a principal stockholder in a number of other enterprises, including Oledo Associated S.A., VIK Oil and Vostok Energiya, a group of Ukrainian companies that are engaged in petroleum refining and the import, export and trading of petroleum products, and Laser Plus, an ophthalmologic clinic located in Donetsk, Ukraine. Dr. Filipenko is a 1986 graduate of Donetsk Medical University, Ukraine.

Robert G. Averill, 68, standing for reelection, has served on our board of directors since February 2004. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implants that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991 Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic implants that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a developer and manufacturer of orthopedic implants that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic devices and materials and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966).

Thomas Granville, 64, standing for reelection, has served on our board of directors since February 2004. Mr. Granville served as the chairman of our board of directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. Mr. Granville has served as the president of Gallagher Elevator Company, a New York company (“Gallagher”), that specializes in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer and ten years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner, of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Michael Kishinevsky, 42, standing for reelection, is an independent director who has served on our board since 2005. Mr. Kishinevsky is a Canadian lawyer who has been principally engaged in the practice of corporate and commercial law for the past ten years, with a particular emphasis on the needs of Toronto’s Russian speaking population. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in 1995, that specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and Director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa School of Law. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada.

Dr. Howard K. Schmidt, Ph.D., 50, standing for reelection, is an independent director who has served on our board of directors since April 2005. Dr. Schmidt is employed as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September, 2003 and March, 2008, he was the Executive Director of the Carbon Nanotechnologies Laboratory (the “CNL”) at Rice University in Houston, Texas. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technologies, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989, went public in 1993, and recently changed its name to Applied Nanotech Holdings, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and Ph.D.-Chemistry, 1986).

Continuing Directors

Glenn Patterson, 55, was appointed to our board of directors in February 2003 and is currently elected to serve until our 2009 annual meeting. He is currently president of HAP International Inc., an investment research and analysis company. Until November 2004, Mr. Patterson served as president of Oregon Electric Group, an industrial, commercial, power (including distribution systems) and technology services contractor based in Portland, Oregon. During Mr. Patterson’s tenure as president, Oregon Electric grew from $16 million in sales in 1994 to $127 million in sales in 2000. In September 2001, Oregon Electric was sold to Montana-Dakota Resources, whose major subsidiaries includes major electrical power generating, utility and distribution companies with operations in 40 states. Mr. Patterson graduated summa cum laude from Willamette University (BS-Economics) in 1975.

Stanley A. Hirschman, 61, was elected to our board of directors as an independent director at our 2006 annual meeting to serve for a three-year term that will end on the date of our 2009 annual meeting. He is President of CPointe Associates, Inc., a Plano, Texas based consulting firm. He is an investment due diligence specialist and works regularly with public companies dealing with the difficulties of the balance between increased regulatory requirements and reasonable corporate governance. He has served on boards of several public companies and is currently a director of South Texas Oil Co., Datascension Inc. and former chairman of Mustang Software, Inc. Mr. Hirschman’s client list has included GameStop, Nortel, Dalrada Financial Corp, The Longview Funds, Earthlink, Aiirmesh Communications, Bravo Foods International and Retail Highway. Prior to establishing CPointe Associates, Mr. Hirschman was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996. Mr. Hirschman also held senior executive management positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

D. Walker Wainwright, 57, is an independent director who was appointed to our board of directors on January 15, 2007. Mr. Wainwright was elected to fill a vacancy on our board of directors created by the resignation of John Petersen in January 2007 and is serving the remainder of Mr. Petersen’s term set to expire on the date of our 2009 annual meeting. He is the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. The firm’s activities include the identification and assessment of hedge fund investments, the monitoring of these investments and the creation of proprietary hedge fund portfolios. In this respect, the firm works with investment management firms, not-for-profit organizations and family offices as an independent consultant to create client-specific solutions. Wainwright & Co. also researches and reviews private investments, including private equity funds, to assist in determining their suitability for specific accounts or portfolios. Hedge fund portfolios for which Mr. Wainwright serves as manager or advisor currently have an aggregate value of $200 million. The firm also provides corporate finance advice on a selective basis to individuals or corporate entities. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 30 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, Schroders. He is a graduate of Stanford University (A.B. - 1972) and of Columbia University (M.B.A. - 1976).

CORPORATE GOVERNANCE

Board and Committee Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management. This solicitation of proxies is intended to give all stockholders the opportunity to vote for the persons who are to be their representatives, as directors, in the governance of us.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held 12 meetings (including special meetings) and took action by unanimous written consent 0 times during our fiscal year ended December 31, 2007. During the year ended December 31, 2007, Dr. Igor Filipenko and Mr. Kishinevsky attended less than 70% of all Board of Directors meetings that required their attendance.

If the board of directors convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee, and the technology committee. These committees are responsible to the full board.

Audit Committee - Our board of directors has created an audit committee that presently consists of Mr. Hirschman and Dr. Schmidt. Mr. Hirschman serves as chairman of the audit committee. Both members have a basic understanding of finance and accounting, and are able to read and understand fundamental financial statements. The board of directors has determined that both members of the audit committee would meet the independence requirements of the American Stock Exchange if such standards applied to our company. Our board of directors has also determined that based on education and work history neither of our current committee members meet the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-KSB. Mr. Patterson, a former member of the Audit Committee, has been determined by our Board of Directors to no longer be an independent board member and has resigned from our Audit Committee, effective as of October 1, 2008, and Mr. Hirschman was designated as its Chairman as of the same date.

The audit committee met 21 times and took action by unanimous written consent 0 times during the year-ended December 31, 2007. The report of the audit committee is set forth on page 13 The audit committee charter can be found on our website under About Axion; Company Overview; Corporate Governance, at www.axionpower.com.

Compensation Committee  - Our board of directors has created a compensation committee that presently consists of Messrs. Averill, Patterson, Kishinevsky and Wainwright. Mr. Averill serves as chairman of the compensation committee. The compensation committee exercises our board of director’s authority concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The compensation committee typically meets in separate sessions independently of board meetings. The compensation committee typically schedules telephone meetings as necessary to fulfill its duties. The chairman establishes meeting agendas after consultation with other committee members and Mr. Thomas Granville, our Chief Executive Officer. Subject to supervision by the full board of directors, the compensation committee administers our 2004 Incentive Stock Plan. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. Granville typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee establishes all bonus and equity incentive awards for Mr. Granville in consultation with other members of the management team.  Our board of directors has determined that two members of the compensation committee, Messrs. Kishinevsky and Wainwright, would meet the independence requirements of the American Stock Exchange if such standards were applied to us.

The compensation committee did not officially meet during year-ended December 31, 2007, and took no action by unanimous written consent . In addition, the compensation committee met periodically and informally with our CEO throughout the year ended December 31, 2007. A report of the compensation committee was not rendered during 2007. The compensation committee charter can be found on our website under “About Axion; Company Overview; Board Committees,” at www.axionpower.com.

Technology Committee  - Our board of directors has created a technology committee that consists of Dr. Schmidt and Messrs. Averill and Granville. Dr. Schmidt serves as chairman of the technology committee. The technology committee provides board-level oversight, guidance and direction to our R&D staff, supervises the activities of our Technical Advisory Board, evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers. The technology committee did not officially meet during the year ended December 31, 2007.

We have no nominating committee  - Given the relatively small size of our board of directors and the desire to involve the entire board of directors in nominating decisions, we have elected not to have a separate nominating committee, and the entire board of directors currently serves that function. With respect to director nominees, our board of directors will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. The process for receiving and evaluating director nominations from stockholders is described below. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We also do not have a specific process for identifying and evaluating nominees for director, including nominees recommended by security holders. The board has not paid fees to any third party to identify or evaluate potential board nominees.

Board Nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by Untied States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, C/O Secretary, Michael Kishinevsky. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend annual meetings, although such attendance is not required.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2007. Columns for “Stock Awards,” “Nonqualified Deferred Compensation,” , “Non-Equity Incentive Plan Compensation” and “Other Compensation” have been omitted because no such compensation was paid and such categories are therefore not applicable.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
John Petersen	0	—	—
Fefer, Petersen & Cie, Attorneys (1)	0	—	—
Dr. Igor Filipenko	0	—	—
Robert G. Averill	39,000	—	39,000
Dr. Howard K. Schmidt	51,600	—	51,600
Michael Kishinevsky	33,000	—	33,000
Glenn Patterson	51,000	—	51,000
Stanley A. Hirschman	43,000	—	43,000
Walker Wainwright	31,500	(2) 53,230	84,730

(1)	Mr. Petersen, our former legal counsel, served as a member of our board of directors through January 15, 2007. Mr. Petersen did not receive payment for serving as a member of the board of directors.

(2)
In January 2007, Mr. Wainwright was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering.

PROPOSAL TWO

TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

The Audit Committee has selected Rotenberg & Co., LLP, to serve as the independent registered public accounting firm for us for our fiscal year ending December 31, 2008. The board of directors seeks to have the stockholders ratify the selection of Rotenberg & Co., LLP, which has served as our independent public accountants since January 25, 2008.

Current Principal Accountant’s Presence at This Year’s Annual Meeting of Stockholders

Representatives of Rotenberg & Co., LLP, are expected to be present at this year’s annual meeting. They will be given an opportunity to make a statement if it is their desire to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Proposal Two

The ratification of the selection of independent registered public accounting firm must be approved by a majority of the votes actually cast by holders of our common stock, and holders of our Senior Preferred Stock and Series A Preferred Stock voting on an as-converted basis, present in person or represented by proxy at the annual meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ROTENBERG & CO., LLP, AS INDEPENDENT PUBLIC ACCOUNTANTS FOR US FOR FISCAL YEAR 2008.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees paid to date for services rendered by Freed Maxick & Battaglia, CPAs, PC and Rotenberg & Co., LLP during fiscal years 2007 and 2006.

Fee Category	Rotenberg & Co. LLP 2007 Fees	Rotenberg & Co. LLP 2006 Fees	Freed Maxick & Battaglia CPAs, PC 2006 Fees
Audit Fees (1)	$59,000	$50,000	$0

Audit-Related Fees-registration statement consents (2)	$0	$0	$281,222

Tax Fees	$0	$0	$0

All Other Fees	$0	$0	$0

(1)
Audit Fees are fees for professional services performed by Rotenberg & Co. LLP for the audit of our annual consolidated financial statements and review of consolidated financial statements included in our 10-QSB filings for the fiscal years ended December 31, 2007 and 2006, respectively.

(2)
Audit Related Fees - registration statement consents are for professional services performed by Freed Maxick & Battaglia CPAs, PC engaged in the re-statement of the period ended March 31, 2006, review of the financial statements of the Company through completion of our fiscal year 2006, and the consent to filing of registration statements filed by us

Audit Committee Preapproval of Registered Public Accounting Firm Services

Our independent registered public accounting firm will provide audit, review and attest services only at the direction of, and pursuant to engagement fees and terms approved by, the audit committee. Such engagement will be pursuant to a written proposal, submitted to the audit committee for review and discussion. If acceptable, the audit committee will engage the independent registered public accounting firm pursuant to a written retention agreement, duly approved by the audit committee. As proscribed by Section 10A(g) of the Securities Exchange Act of 1934, certain non-audit services may not be provided by our independent registered public accounting firm, including bookkeeping or other services related to our accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resource functions, broker or dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The audit committee has reviewed the proposed retention for compliance with three basic principles, violations of which would impair the independent registered public accounting firm’s independence: (1) an independent registered public accounting firm cannot function in the role of management, (2) an independent registered public accounting firm cannot audit his or her own work, and (3) an independent registered public accounting firm cannot serve in an advocacy role for our company. If the audit committee determines that the proposed retention does not and will not violate these principles, it may authorize, in writing, the retention of the independent registered public accounting firm for the agreed scope of non-audit services and compensation structure.

PROPOSAL THREE

TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE  THE NUMBER OF AUTHORIZED COMMON SHARES

Our Certificate of Incorporation currently provides us with the authority to issue up to 62,500,000 shares of stock, of which 50,000,000 shares are designated as common stock, par value $.0001 per share and 12,500,000 are designated as preferred stock, par value $.0001 per share. As of October 1, 2008, we had [26,414,437] shares of common stock issued and outstanding, and had reserved [8,703,096] shares for possible future issuance in connection with our outstanding convertible preferred shares, and issued 15,906,657vested options and warrants creating a deficit of [1,024,190] shares supported by the execution of the forbearance agreements discussed below.

On January 14, 2008, we entered into a Securities Purchase Agreement with The Quercus Trust (“Quercus”), pursuant to which we agreed to issue to Quercus up to 8,571,429 shares of our common stock. As an inducement to Quercus to enter into the Securities Purchase Agreement and to purchase the shares of our common stock and the warrants issuable under the Securities Purchase Agreement, certain directors, officers and principal holders of our issued and outstanding convertible securities, warrants and stock options entered into forbearance agreements and agreed to refrain from converting any of their convertible securities or exercising any of their stock purchase rights until the board of directors proposes and our stockholders approve a charter amendment that will increase the number of authorized common shares from the current limit of 50,000,000 shares of common stock to a proposed limit of not less than [62,500,000] shares.

In accordance with the forbearance agreements, the board believes it to be generally in the best interests of us and our stockholders to amend our Certificate of Incorporation, to increase the authorized number of shares of stock by 50, 000,000, from 62,500,000 shares to 112,500,000 shares (the “Proposed Amendment”), all 50,000,000 shares of additional stock to be designated common stock. Therefore, by action of the board of directors taken on September 10, 2008, the board of directors adopted a proposed Certificate of Amendment to our certificate of incorporation, increasing the number of authorized shares of common stock from 50,000,000 to 100,000,000, increasing the total number of authorized shares from 62,500,000 to 112,500,000.

The board of directors believes that the proposed increase in the number of authorized shares of common stock will provide us with the flexibility we need to conduct our business and meet our obligations under the Securities Purchase Agreement and the previously executed Forbearance agreements The board of directors also believes that this amendment will provide us with greater flexibility in capitalization, including potential future equity and/or convertible debt offerings (which would have a dilutive effect) and consideration for strategic acquisitions, by increasing authorized capital to allow issuance of additional shares of common stock, though except as stated above, there are no current finalized arrangements by us that would result in the issuance of the additional authorized shares, nor do we have any current plans to enter into a business combination or merger.

The additional shares of common stock for which authorization is sought will have the same terms and rights as the shares of common stock now authorized. Subject to applicable provisions of law, the proposed additional shares of common stock may be issued at such time and on such terms and conditions as the board may determine without further approval by the stockholders.

Issuance of the proposed shares of common stock, under certain circumstances, could discourage, or make more difficult, an attempt to gain control of us and thereby possibly have the effect of lowering our stockholders’ return on their investments by not giving then the opportunity to realize what would most likely be a premium on the sale of our stock in the event of such a takeover. We have no current plans, arrangements or understandings regarding the issuance of any of the additional shares of common stock (other than upon the exercise or conversion by holder of our currently outstanding derivative securities) for which authorization is sought and there are no other negotiations pending with respect to the issuance thereof for any purpose.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2007, the audit committee was composed of Mr. Patterson, Mr. Hirschman and Dr. Schmidt. For the year ended December 31, 2007, all members of the audit committee would have met the independence requirements of the American Stock Exchange if such standards applied to our company.

In January 2008, after extensive discussions, the audit committee dismissed Freed Maxick & Battaglia, CPAs, PC (“Freed Maxick”) as the company’s independent registered public accounting firm. On January 25, 2008 the audit committee engaged Rotenberg & Co., LLP (“Rotenberg”) as the company’s independent registered public accounting firm to audit its financial statements as of and for the fiscal years ending December 31, 2008 and 2007. Subsequently, on March 19, 2008, the audit committee notified Freed Maxick that they were dismissed as the company’s independent accountants, effective immediately, and as a result of Freed Maxick’s dismissal, the audit committee engaged Rotenberg to also complete the audit of the 2006 financial statements.

In this context, the audit committee met and held discussions with management and Rotenberg. Management represented to the audit committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee reviewed and discussed the consolidated financial statements with management and the company’s independent registered public accounting firm. The audit committee discussed with the company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The company’s independent registered public accounting firm also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent registered public accounting firm that firm’s independence. The audit committee also considered whether the provision of any nonaudit services was compatible with maintaining their independence as the company’s independent registered public accounting firm.

Based upon the audit committee’s discussion with management and the independent registered public accounting firm and the audit committee’s review of the representations of management, the audit committee recommended that the board include the audited consolidated financial statements in the company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Commission on April 7, 2008.

Mr. Glenn Patterson Mr. Stanley A. Hirschman Dr. Howard K. Schmidt, Ph.D. The Members of the Audit Committee of the Board of Directors

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by or paid to our named executive officers with respect to the years ended December 31, 2006 and 2007.  The named executive officers are as shown. We had no non-equity incentive plans, pension plans or deferred compensation plans during the years, ended December 31, 2006, and 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards($) (3)	Option Awards ($) (3)	All Other Compensation ($) (6)	Total Compensation ($)
Thomas Granville (4)	2007	252,000	—	—	—	25,312	277,312
CEO and Director	2006	252,000	356,700	200,000	412,687	174,184	1,395,571
Charles Mazzacato
Former CEO and Director	2006	125,000	—	—	124,364	—	249,364
Edward Buiel	2007	168,000	—	—	—	22,312	190,312
Vice President and CTO	2006	132,000	—	937,500	288,366	28,039	1,385,905
Andrew C. Conway, Jr (5)
Former Consultant	2007	163,878	—	—	—	—	163,878
Andrew C. Conway, Jr (5)
Former CFO	2007	66 , 450	—	—	37 , 356	—	103 , 806
Peter Roston
Former CFO	2006	122,570	—	—	138,182	—	260,752
Michael Courtade
Former CFO (7)	2006	18,000	—	—	—	604	18,604
Robert Nelson
Vice President	2007	11,423	—	82,800	108,504	—	202,727

1.	Salaries are presented as the contractual amount earned for the year, regardless of date of payment.
2.
Discretionary bonuses are not made pursuant to any specific bonus plan. In December 2006, Mr. Granville was awarded a cash bonus of $300,000. $225,000 was paid during the first quarter of 2007 and the remainder on May 19, 2007. These amounts were reported in Form 10-KSB for the period ended December 31, 2006 and are accordingly not included in 2007 above.

3.	Mr. Conway received stock options valued at the amount cited. Mr. Nelson received both a stock grant and an option grant which is valued at the amount cited.
4.
With the exception of equity compensation and related gross-ups compensation related to Mr. Granville’s employment were remitted to Gallagher under an agreement whereby Mr. Granville’s services are provided to us through Gallagher.

5.
Andrew Conway performed consulting services for us before he accepted a position as CFO in 2007. For the amounts reflected above as consulting fees, Andrew Conway received less than half of the amounts disclosed with the firm he was employed by receiving the balance of the consulting fees. With respect to the total compensation for Andrew Conway as CFO, the total does not include travel and living expenses while Mr. Conway was in New Castle for company business reasons.

6.	Amounts in the other compensation column for 2007 represent perquisites paid to the employees.
7.
Michael Courtade was also compensated $30,400 for services rendered during 2007 by Superior Technical Resources, Inc., which is a third party staffing agency, which was then reimbursed by us. We also reimbursed Mr. Courtade directly for $15,780 for out of pocket expenses he incurred in 2007.

Employment Agreements

We have entered into executive employment agreements with Thomas Granville, Edward Buiel, Andrew Carr Conway, Jr., Robert Nelson and Donald T. Hillier. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with us during their terms, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of us in the performance of his duties. The provisions of the individual agreements are summarized below:

1.
Thomas Granville. On June 23, 2008, we entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville will receive a monthly base salary of $27,000 for the period commencing June 1, 2008, and terminating May 31, 2010. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and our performance. In addition, on June 30, 2008 Mr. Granville received a signing bonus of $250,000, paid 50% within ten (10) days of the execution of the agreement and 50% upon receipt of the final $10,000,000 investment from the Quercus Trust. We also granted Mr. Granville an option to purchase 90,000 shares of our common stock at a price of $2.50 per share at a vesting rate of 3,750 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by our shareholders and our standard employee benefit programs.

2.
Donald T. Hillier.  On June 18, 2008, we entered into an Executive Employment Agreement with Donald T. Hillier as Chief Financial Officer.  Pursuant to this agreement, Mr. Hillier will receive a monthly base salary of $12,500 for the period commencing June 16, 2008, and terminating June 15, 2011.  Mr. Hillier's base salary is subject to review after six (6) months and then on an annual basis thereafter, and such salary is subject to renegotiation on the basis of Mr. Hillier's and our performance.  We also granted to Mr. Hillier 90,000 shares of common stock which will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011.  In addition, Mr. Hillier was granted an option to purchase 180,000 shares of common stock at a price of $2.50 per share at a vesting rate of 5,000 shares per month through the term of the agreement.  Mr. Hillier is eligible to participate in any executive compensation plans adopted by our Stockholders and our standard employee benefit programs.

3.
Edward Buiel, Ph.D. On June 23, 2008, we entered into an Executive Employment Agreement with Dr. Edward Buiel as Vice President and Chief Technology Officer. Pursuant to this agreement, Dr. Buiel will receive a monthly salary of $15,000 for the period commencing June 1, 2008 and terminating May 31, 2010. Dr. Buiel’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Dr. Buiel’s and our performance. In addition, Dr. Buiel received a signing bonus of $110,000, paid 90% within ten (10) days of the execution of the agreement and 10% upon June 30, 2008 upon receipt of the final $10,000,000 investment from the Quercus Trust. Also, if Dr. Buiel is still employed with us on June 1, 2011, he will receive a bonus of $50,000, notwithstanding any other bonus arrangement. We also reconfirmed Dr. Buiel’s option to purchase 100,000 shares of our common stock, which right had been previously granted in his prior Executive Employment Agreement dated December 29, 2006. These options are exercisable at a price of $3.75 per share and shall vest 50% on December 29, 2009 and 50% on December 29, 2010. In addition, Dr. Buiel was granted an option to purchase 100,000 shares of our common stock in recognition for the opportunity cost associated with the longer term of his new Executive Employment Agreement. These options are exercisable at a price of $2.50 per share and shall vest on May 31, 2011. Dr. Buiel is eligible to participate in any executive compensation plans adopted by our Stockholders and our standard employee benefit programs. Certain of these equity awards were awarded under Dr. Buiel’s 2006 employment agreement and the terms of such awards have been incorporated into his new Executive Employment Agreement.

4.
Andrew C. Conway, Jr. Under the terms of his employment agreement effective August 2007, which had an original term of six months, Mr. Conway receives an annualized salary of $180,000, bonuses as determined by the compensation committee and an option to purchase 80,000 shares of our common stock at a price of $4.50 per share. 30,000 options vested with the execution of the contract, and the balance vest periodically over the remainder of the contract. The contract automatically renewed for an additional six month term ending August 31, 2008. Mr. Conway resigned his position as our Chief Financial Officer on June 18, 2008, but remained as an employee of ours until July 4, 2008, at which time his employment agreement terminated.

5.
Dr. Robert F. Nelson. Under the terms of his employment agreement effective December 2007, which has a term of two years, Dr. Nelson receives an annual salary of $132,000 and bonuses as determined by the compensation committee. In addition, Dr. Nelson receives an option to purchase 108,000 shares of our common stock at a price of $5.00 per share and 36,000 shares of restricted common stock, each that vest over three years from the effective date of his employment agreement.

We have no retirement plans or other similar arrangements for any directors, executive officers or employees.

Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
	Non-Plan			Equity Incentive Plan Awards
	Number of shares underlying unexercised options					Number	Market Value	# Shares	Market Value
Name	# Exercisable	# UnExercisable	Unearned	Exercise Price	Expiration Date	Shares or units of stock that have not vested		Unearned shares, units, or other rights that have not vested		Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Granville, Tom	—	0	2,200	$5.60	2/2/2009	—	—	—	—	Director's plan award - Fully vested

Granville, Tom	180,000	0	—	$2.50	varies through 4/30/12	—	—	—	—	Issued pursuant to April 2005 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Tom	400,000	100,000	—	$6.00	2/10/2009	—	—	—	—	Non-Plan Performance-based award granted by the Compensation Committee Feb 2006 - Vesting is contingent upon future events

Buiel, Edward	70,000	20,000	—	$4.00	varies through 8/31/13	—	—	—	—	Issued pursuant to Sept 2005 Executive Employment Agreement. Options expire 5 years after monthly vest date

Buiel, Edward	—	—	—	—	—	—	—	250,000	$937,500	Restricted Stock Grant issued pursuant to Dec 2006 Executive Employment Agreement - Lump sum Vesting Date 12/29/2009

Buiel, Edward	15,000	20,000	—	$6.00	2/10/2009	—	—	—	—	Non-Plan Performance-based award granted by the Compensation Committee Feb 2006 - Vesting is contingent upon future events

Buiel, Edward	0	50,000	—	$3.75	12/29/2015	—	—	—	—	Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2009

Buiel, Edward	0	50,000	—	$3.75	12/29/2016	—	—	—	—	Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2010

Conway, Andrew Carr Jr.	60,000	20,000	—	$4.50	varies through 2/28/2010	—	—	—	—	Options issued pursuant to Aug 2007 Executive Employment Agreement. Vesting monthly through Feb 29, 2008

Nelson, Robert	3,000	105,000	—	$5.00	varies through 12/01/2015	—	—	—	—	Options issued pursuant to Dec 2007 Executive Employment Agreement. Vesting monthly through Dec 1, 2010

Nelson, Robert	—	—	—	—	—	—	—	35,000	$79,350	Restricted Stock Grant issued pursuant to Dec 2007 Executive Employment Agreement - Vest monthly through Dec 2010

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended December 31, 2007.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 36,000 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards.  A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only nonmanagement directors are compensated separately for service as members of our board of directors. Each of our nonmanagement directors received the following components of compensation for the period January 1, 2007 through December 31, 2007:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of audit committee or technology committee, and supplemental annual retainer $4,000 for service as chairman of any other board committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone; and

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf.

At our 2004 annual meeting, our stockholders ratified a stock option plan for independent directors that authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director. At our 2005 annual meeting, the number of shares reserved for issuance under the outside directors’ stock option plan was increased to 500,000.

For the years ended December 31, 2007, 2006, 2005 and 2004, we issued, 0, 60,000, 70,000 and 54,000, options pursuant to our directors’ stock option plan, respectively. Of this total, no options were exercised during the year ended December 31, 2007, 90,035 options are currently vested and exercisable at a weighted average price of $2.83 per share and 50,000 options are unvested and will be exercisable at a weighted average price of $2.40 per share.

Director Compensation Table

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2007.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Thomas Granville	(1)	—	—	—	—	—	—
John Petersen	0	—	—	—	—	—	—
Fefer, Petersen & Cie, Attorneys	—	—	—	—	—	—	(2)
Dr. Igor Filipenko	0	—	—	—	—	—	—
Robert G. Averill	39,000	—	—	—	—	—	—
Dr. Howard K. Schmidt	51,600	—	—	—	—	—	—
Michael Kishinevsky	33,000	—	—	—	—	—	—
Glenn Patterson	51,000	—	—	—	—	—	—
Stanley A. Hirschman	43,000	—	—	—	—	—	—
Walker Wainwright	31,500	—	(3) 53,230	—	—	—	84,730

(1)	See Executive Compensation Table.

(2)	John Petersen, our former legal counsel, served as a member of our Board of Directors through January 15, 2007. Mr. Petersen did not receive payment for serving as a member of the Board.

(3)
In January 2007, Walker Wainwright was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering.

TRANSACTIONS WITH RELATED PERSONS

Transactions with directors

Dr. Igor Filipenko—financing transactions. During 2007 Dr. Filipenko advanced monies to us in the amount of $207,000. From the 2007 loan agreements, Dr. Filipenko earned 31,750 three-year warrants at an exercise price of $6.00 per share, and 7,661 five-year warrants at an exercise price of $2.35 per share. His October loan in the amount of $115,000 by conversion into a $225,000 private placement secured bridge loan on December 17, 2007. This short term bridge loan earns interest at a rate of 14%, origination fees of $18,000 over a 3 month period, and the 7,661 warrants as referenced above. The $225,000 loan had an initial maturity date of March 2008.  On March 31, 2008 and then again on April 30, 2008, we sent notice to Mr. Filipenko of our intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitles Mr. Filipenko to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Filipenko will earn interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 4,573 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under this loan agreement, during 2008 Dr. Filipenko earned an additional 9,148 five-year warrants at an exercise price of $2.35 per share. On June 30, 2008 we paid Dr .Filipenko the $252,769 balance due from our indebtedness under this bridge loan.

Robert Averill—financing transactions-2006. Mr. Averill was one of the original founders of APC. During the first quarter of 2006, Mr. Averill loaned us $1,000,000 under the terms of a one-year promissory note that bore interest at the rate of 10% per annum, requires monthly payments of accrued interest, and was secured by a lien on all of our property. Over the course of 2006, Mr. Averill continued to advance monies to us, increasing the loaned amount to $1,955,000, with interest rates ranging from 10-12%. The interest rate varied because of different loans and interest rate escalators under certain circumstances. Accrued interest from these loans amounted to $127,260 during 2006. By the terms of these loans, he received 345,000 common stock purchase warrants with a debt discount valued at $127,243 in 2006. Mr. Averill was eligible to receive an additional 230,000 three-year warrants at an exercise price of $6.00 per share from these loans through the date of extinguishment in November 2007. Some of his loans were convertible into offering units at a price of $2.50 per unit (each unit consisting of one share of common stock and one five year warrant to purchase one share of common stock at a price of $4.00 per share.) Mr. Averill elected not to exercise this feature; instead, he converted $1,645,000 of his loans plus interest into Series A Preferred Stock during the fourth quarter of 2006, and carried over $428,675 of principle plus $8,585 of interest into 2007. During 2007, Mr. Averill earned an additional 366,000 three-year warrants from these loans at an exercise price of $6.00 per share.

Robert Averill—financing transactions-2007. During 2007, Mr. Averill continued to advance monies to us in the amount of $1,267,751. From the 2007 loan agreements, Mr. Averill earned 136,000 3-year warrants at an exercise price of $6.00 per share, and 61,290 five-year warrants at an exercise price of $2.35 per share. $115,000 of these loans were repaid in September 2007 and the balance of these loans, including the 2006 carryover, was extinguished along with $70,335 in interest by conversion into a $1,800,000 private placement secured bridge loan on November 27, 2007. This short term bridge loan earned interest at a rate of 14%, origination fees of $8,000 (on each $100,000) over a 4 month period, and the 61,290 warrants as referenced above. The $1.8 million loan had an initial maturity date of March 2008. On March 31, 2008 and then again on April 30, 2008, we sent notice to Mr. Averill of our intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitled Mr. Averill to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Averill earned interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 38,286 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under this loan agreement, during 2008 Mr. Averill earned an additional 457,542 five-year warrants at an exercise price of $2.35 per share. On June 30, 2008, we repaid the $1,235,028 balance due under this Bridge Loan after Mr. Averill converted $800,000 of this Bridge Loan into 380,952 shares of our common stock pursuant to the terms of the Bridge Loan agreement.

Glenn Patterson—financing transactions. In April 2006, Mr. Patterson loaned us $100,000 on a short-term note. Over the year 2006, Mr. Patterson continued to advance monies to us, increasing the loaned amount to $1,105,000, with interest rates ranging from 10-12%. The interest rate varied because of different loans and interest rate escalators under certain circumstances. Accrued interest from these loans amounted to $43,577 during 2006. By the terms of these loans, he received 353,113 common stock purchase warrants with a debt discount valued at $93,334. Some of his loans were convertible into offering units at a price of $2.50 per unit (each unit consisting of one share of common stock and one five year warrant to purchase one share of common stock at a price of $4.00 per share). Mr. Patterson elected not to exercise this feature; instead, he converted $1,080,000 of his loans plus interest into Series A Preferred Stock during the fourth quarter of 2006. $72,124 principle and $2,114 interest carried over into 2007 and was paid on January 25, 2007 prior to the maturity date of his loans. In December 2007, Mr. Patterson loaned us $92,000 pursuant to our private placement secured bridge loan offering, earning interest at 14% per annum, origination fees of $8,000 over 3 ½ months, and 3,405 five-year warrants at an exercise price of $2.35 per share. This short term bridge loan had an initial maturity date of March 2008. On March 31, 2008 and then again on April 30, 2008, we sent notice to Mr. Patterson of our intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitled Mr. Patterson to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Patterson earned interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 2,127 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under this loan agreement, during 2008 Mr. Patterson earned an additional 4,627 five-year warrants at an exercise price of $2.35 per share. On May 29, 2008, we repaid the $104,770 balance due under this Bridge Loan after Mr. Patterson converted $4,200 of this Bridge Loan into 2,000 shares of our common stock pursuant to the terms of the Bridge Loan agreement.

John Petersen—compensatory transactions. John Petersen was a director of our company until January 15, 2007 and a partner in the law firm of Fefer, Petersen & Cie, which served as our legal counsel. During 2007, we paid Fefer, Petersen & Cie $180,000 in fees.

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

LEGAL PROCEEDINGS

Taylor Litigation

On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. (collectively the “Taylor Group”) filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Tamboril, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C&T, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants (the “Taylor Litigation”). As discussed more fully below, by virtue of an order entered on February 11, 2008 by the Bankruptcy Court in the Mega-C bankruptcy case, this action against us, Mega-C Power Corporation (Nevada), Robert Averill, Glenn Patterson, Igor Filipenko, Thomas Granville and HAP Investments is subject to the permanent injunction of the confirmed Chapter 11 Plan of Mega-C. No amounts have been provided for in the accompanying financial statements pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” We have offered to provide a coordinated legal defense for all individual defendants who agree to be represented by counsel for us in Canada. Any named defendant will be free to retain independent legal counsel, but we are not responsible for the costs of separate legal counsel. We have not agreed to indemnify any party against damage awards rendered against them or amounts paid in settlement of claims.

In February 2005, the Bankruptcy Court stayed the Taylor Litigation pending resolution of Mega-C’s Chapter 11 bankruptcy case. On December 12, 2005, we entered into a settlement agreement with Mega-C, through its Chapter 11 Trustee, and various others that was approved by an order entered in the bankruptcy case on February 1, 2006 and which became fully effective when the Court confirmed Mega-C’s Chapter 11 Plan of Reorganization in an order entered on November 8, 2006. The details of the settlement agreement and the current state of the Taylor Group's litigation are discussed below.

Bankruptcy Court Litigation

•
In April 2004, we filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall (“Noall”) to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner (“Fonner”), the trustee of the Mega-C Trust (Adversary Proceeding No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega-C Trust as property of the bankruptcy estate. On July 27, 2005, we commenced an adversary proceeding against Noall and Fonner (Adversary Proceeding No. 05-05082-gwz).

Settlement Agreement

On December 12, 2005, we entered into the Settlement Agreement with Mega-C, represented by Chapter 11 Trustee Noall, and the Mega-C Trust, represented by its trustee Fonner. Additional signatories to the Settlement Agreement include: (1) our subsidiaries APC and C&T, (2) Fonner in both her capacity as Mega-C’s sole officer and director and as trustee of the Mega-C Trust, (3) certain former Stockholders of APC including Robert Averill, Joe Piccirilli, Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation, (4) Paul Bancroft and (5) certain former Stockholders of C&T, including Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg.

The Settlement Agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Certain terms were subject to confirmation and effectiveness of Mega-C’s Chapter 11 plan of reorganization. On November 8, 2006, the Bankruptcy Court entered an order confirming the Chapter 11 plan. The confirmed Chapter 11 plan was subsequently substantially consummated on November 21, 2006. The Settlement Agreement was fully incorporated in the confirmed Chapter 11 plan. The plan is fully effective and substantially consummated. Accordingly, all pending and potential disputes between the parties have been resolved. By way of summary of the Chapter 11 plan, the following steps have been accomplished:

•	we have compromised and withdrawn our notes receivable from Mega-C to an allowed unsecured claim of $100;

•	Mega-C has assigned all of right, title and interest, if any, in the technology and any and all tangible and intangible personal property in our possession to us;

•
the Mega-C Trust has been restated as the Second Amended Stockholders Trust of Mega-C Power Corporation and retained title to 4,700,000 shares that will be sold to pay creditor claims that remain unsatisfied from the Liquidation Trust described below, with the balance to be proportionately distributed to the holders of allowed equity interests in Mega-C. The Second Amended Stockholders Trust also has title to certificates for 685,002 shares of our common stock, which serve as collateral for loans in the amount of $2,055,000 paid to the newly created Liquidation Trust to fund the confirmed Chapter 11 plan;

•
a newly created liquidation trust (the “Liquidation Trust”) received the proceeds of loans in the amount of $2,055,000, secured by 685,002 shares, and legal title to 314,998 shares that will be sold to pay creditor claims and expenses;

•	the former trustee of the Mega-C Trust has received 627,500 shares as compensation by the Mega-C Trust through the effective date of the Chapter 11 plan; and

•	the Mega-C Trust surrendered 1,500,000 shares to us which were promptly cancelled.

The litigation settlement and releases provided by the Chapter 11 plan are now binding on Mega-C, the Chapter 11 trustee, the Taylor Group and all other parties described in the plan of reorganization. In an order entered on February 11, 2008, the Bankruptcy Court granted our motion for partial summary judgment, holding that the alleged “oral” agreement creating rights or interests in the Technology in favor of the Taylor Group never existed and, even if it had, the Taylor Group transferred any such rights to the Debtor which were then transferred to us by the confirmed Chapter 11 plan. The Bankruptcy Court held that the Taylor Group has no interest in or rights to the Technology. The Bankruptcy Court held that the only rights the Taylor Group has are as putative creditors or Stockholders of Mega-C and that any attempts to claim an interest in or contest our title to the technology are contrary to the permanent injunction of the Chapter 11 plan. The Bankruptcy Court held that the Taylor Litigation against us is barred by the permanent injunction of the confirmed Chapter 11 plan.

In orders entered on June 9, 2008, the Bankruptcy Court mandated that the Taylor Group litigation against us be dismissed. On June 18, 2008, the Taylor Group filed a notice of appeal from these orders. The Taylor Group signed a pleading consenting to dismiss us from the Taylor Group litigation in Canada. On June 27, 2008, we filed a notice of cross-appeal from the Bankruptcy Court’s orders denying our request for sanctions and our request to hold the Taylors in contempt of court for their failure to comply with the permanent injunction of the confirmed chapter 11 plan.  The Taylors appeal and our cross-appeal are pending in the United States Bankruptcy Appellate Panel for the Ninth Circuit.

While certain aspects of the bankruptcy litigation discussed above relating to the confirmation of the Chapter 11 plan and the settlement agreement are on appeal to the Ninth Circuit Court of Appeals and to the United States District Court for the District of Nevada, we believe the possibility of any adverse decision to us to be remote.  In connection with a related adversary proceeding in the Bankruptcy Court, the Liquidation Trustee and the Taylors placed a settlement agreement on the record whereby, among other things, the Taylors agreed to dismiss their appeals from the confirmation order and from the settlement agreement.  To date, the dismissals have not been submitted to the appellate courts.

By virtue of the confirmed Chapter 11 plan, all of the Mega-C’s right, title and interest, if any, in the technology was transferred to us. By virtue of the February 11, 2008 orders of the Bankruptcy Court, the Taylor Group has no interest in or rights to the technology.

Contingent Shares

We agreed to sell 1,000,000 shares of common stock to a foreign partnership, Mercatus & Partners Limited at a price of $2.50 per share as part of a group of comparable transactions where the purchaser planned to contribute a portfolio of small public company securities to a pair of offshore funds in exchange for fund units, and then use the fund units as security for bank financing that would be used to pay for the underlying securities. Contrary to the terms and conditions of our agreement, the foreign partnership was in possession of a stock certificate representing these 1,000,000 shares; however, completion of the transaction was contingent upon receipt of the proceeds from the foreign partnership, which were not received. The 1,000,000 shares were recovered on December 4, 2007 and forwarded to Continental Stock Transfer Agency for cancellation, which took place that same month.

In connection with the offering described above, four holders of warrants to purchase shares of our common stock agreed to exercise their warrants to purchase, in the aggregate, 301,700 shares of common stock (the “Incompletely Exercised Warrant Shares”) for the purpose of selling them to the foreign partnership in a transaction that was substantially similar to the one we entered into with the same foreign partnership. These shares were to be issued to the foreign partnership upon receipt of payment, which was in turn contingent upon the foreign partnership tendering the payment of the purchase price for these shares. Contrary to the terms and conditions of their agreements, we believe the foreign partnership is in possession of a stock certificate representing these shares without tendering the purchase price to either us or to the warrantholders. We have not yet located the Incompletely Exercised Warrant Shares. We retained counsel to cause the parties who have possession of the Incompletely Exercised Warrant shares to return the shares absent payment. Counsel was retained October 6, 2007.

Peter Roston Litigation:

A prior Chief Financial Officer, Mr. Peter Roston, filed a lawsuit to recover the full amount of compensation and benefits that would have been paid to him through the initial term of his employment for alleged breaches in his employment agreement after he was discharged for cause by us in December 2006. We determined the range of potential loss to be CAD $250,000 to CAD $275,000.  Arbitration proceedings for this matter began in April 2008 and were adjourned to July 2, 2008.  On July 2, 2008, following mediation, a potential settlement was reached to resolve the claim.  By agreement, the terms of this potential settlement are confidential, although the settlement amount is substantially below the range of potential losses and are not material to Axion’s financial position.

Cypress Avenue Partners, LLC

On May 8, 2008, Cypress Avenue Partners, LLC (“Cypress”), filed a complaint against us and several others in the United States District Court for the Northern District of California. The complaint alleges, among other things, that Cypress entered into a contract with us under which Cypress was to act as a finder and was entitled to certain remuneration which it was not paid. Cypress claims it is entitled to purchase 200,000 shares of our common stock and is owed $900,000, representing a five percent placement fee on the amount of $18 million which reflects the closing of all rounds of Quercus financing. We have denied any obligation to pay the cash placement fee to Cypress under the terms of an October 2006 letter agreement between us and Cypress. We filed a Motion to Dismiss the Complaint on June 30, 2008. The Motion to Dismiss was granted by Order dated August 4, 2008, and Defendant’s Motion by Plaintiff to reconsider was denied on August 11, 2008.  The appeal period has expired, and the case is now fully dismissed. Cypress has the right to file an arbitration claim against us with the American Arbitration Association, which it has not filed to date. We have strong defenses to any such arbitration and would likely prevail on the merits. Cypress also has the right to re-file claims against a present officer of the company and a former director of the company in a different venue. In the event these suits are filed, we are obligated to defend them.

SECTION 16(a) REPORTING COMPLIANCE DISCLOSURE

Section 16(a) of the Securities Exchange Act requires our directors, our executive officers, and any persons holding more than 10 percent of our common stock to file reports of their initial ownership of our common stock and any subsequent changes in that ownership with the SEC and us. Specific due dates for these reports have been established and we are required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to fiscal year 2007.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, for transactions occurring in fiscal year 2007, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis, other than as described below. For transactions occurring in fiscal year 2007, one or more Forms 4 (Statement of Changes of Beneficial Ownership) was inadvertently filed late for each of the following persons, as indicated: Mr. Thomas Granville, a member of our board of directors (two filings disclosing a total of four transactions); Mr. Glenn Patterson, a member of our Board of Directors (three filings disclosing a total of six transactions); Mr. John Petersen, who was serving as a member of our Board of Directors for 2006 and resigned effective January 15, 2007 (four filings disclosing a total of 13 transactions); and Mr. Robert Averill, a member of our board of directors (twelve filings disclosing a total of one hundred thirty-four transactions).

OTHER BUSINESS

Except for the matters described herein, as of the date of this Proxy Statement, the board of directors does not intend to present any other business for action at the annual meeting and knows of no other matters to be presented at the annual meeting that are proper subjects for action by the stockholders. However, if any other business should properly come before the annual meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the person acting under the proxy.

DIRECTOR CANDIDATE NOMINEES FOR 2009 ANNUAL MEETING

Stockholders wishing to propose nominees for directors for next year’s Annual Meeting of Stockholders should submit such proposed nominees to us by the date that stockholder proposals for next year’s Proxy Statement must be received. Refer to “Stockholder Proposals for Annual Meeting in 2009.” All nominees proposed by stockholders will be considered by the board of directors in making its nominations for directors, but not every proposed nominee will be accepted. Stockholders also have the right to nominate persons for election as directors in accordance with procedures set forth in our By-Laws.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If a stockholder wishes to submit a stockholder proposal pursuant to Rule 14a-5(e) of the Exchange Act for inclusion in our Proxy Statement for the 2009 Annual Meeting of Stockholders, we must receive such proposal and supporting statements, if any, at our principal executive office at a reasonable time before we begin to print our annual meeting proxy statement. A stockholder’s notice to our secretary must set forth as to each matter the stockholder proposes to bring before the 2009 Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the 2009 Annual Meeting of Stockholders; (2) the reason(s) for conducting such business at the 2009 Annual Meeting of Stockholders; (3) the name and record address of the stockholder proposing such business; (4) the class and number of our shares that are beneficially owned by the stockholder proposing such business; and (5) any financial interest in the proposed business of the stockholder proposing such business.

If a stockholder wishes to submit a stockholder proposal outside of Rule 14a-5(e) to be brought before the 2009 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to our secretary. We must receive such notice at our principal executive office not less than 60 days nor more than 90 days prior to the date of the 2009 Annual Meeting of Stockholders, pursuant to our By-Laws.

Such proposals should be submitted in writing to: Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105.

QUESTIONS

Proposals

You should rely only on the information contained in or incorporated by reference in this Proxy Statement to vote on the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than the date hereof, and the mailing of this Proxy Statement to our stockholders shall not create any implication to the contrary.

If you have any questions regarding the proposals discussed in this Proxy Statement, you should contact: Axion Power International, Inc. 3601 Clover Lane, New Castle, PA 16105.

Common Stock

If you have any questions with respect to voting your shares, or if you would like additional copies of this Proxy Statement, you should contact our transfer agent:

Continental Transfer & Trust
17 Battery Place
New York, NY 10004

FOR MORE INFORMATION

We file quarterly and annual reports on Form 10-Q and Form 10-K, respectively, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference room, located at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the public reference room. Our Commission filings are also available to the public via: (1) commercial document retrieval services; (2) the Commission’s website, www.sec.gov; and (3) our website, www.axionpower.com.

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the SEC is available without charge upon written request to: 3601 Clover Lane, New Castle PA 16105; Attn: Investor Relations.

HOUSEHOLDING INFORMATION

As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2007 Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer by mail to Continental Transfer & Trust, 17 Battery Place, New York, NY 10004, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

SIGNATURES By Order of the Board of Directors, /s/ Thomas Granville THOMAS GRANVILLE Chief Executive Officer October 1, 2008

PROXY
AXION POWER INTERNATIONAL, INC.

The undersigned hereby appoints ___________ and _____________, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the annual meeting of stockholders of Axion Power International, Inc. to be held on November 12, 2008, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

AXION POWER INTERNATIONAL, INC.

November 12, 2008

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Nominees for directors:

COMMON STOCKHOLDERS VOTE FOR THE FOUR DIRECTORS DIRECTLY BELOW

Dr. Igor Filipenko, M.D

FOR ☐	AGAINST ☐	ABSTAIN ☐

Robert G. Averill

FOR ☐	AGAINST ☐	ABSTAIN ☐

Thomas Granville

FOR ☐	AGAINST ☐	ABSTAIN ☐

Michael Kishinevsky

FOR ☐	AGAINST ☐	ABSTAIN ☐

SENIOR PREFERRED STOCKHOLDERS ONLY VOTE FOR THE ONE DIRECTLY BELOW

Dr. Howard K. Schmidt, Ph.D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To increase authorized shares

FOR ☐	AGAINST ☐	ABSTAIN ☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Signature of Shareholder: ________________________________________________

Date: ________________________________________________

Signature of Shareholder: ________________________________________________

Date: ________________________________________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Nonvoting Item:

Please print Change of Address in the box provided below: